LICENSE AGREEMENT


THIS AGREEMENT is made as of the 27 day of June, 2000.

BETWEEN:

          ALCORP, an Oregon Limited Liability Corporation having a place of business at 95641 Eggers Road, Brookings, Oregon 97415

          (hereinafter called the "Licensor")

AND:

          BEAR LAKE RECREATION, INC., a Nevada corporation having a place of business at 2176 South Bear Lake Blvd., Unit 192, Garden City, Utah 84028

                  (hereinafter called the "Licensee")


                                   WITNESSETH

     Whereas  the  Licensor  represents  that it is the  exclusive  owner  of an
invention  relating  to  the  fishing  industry   (hereinafter   "Invention"  or
"NetCaddy"),

          Whereas the Licensee desires to co-manufacture, co-market, and sell the Invention, and

          Whereas the Investors, including Bear Lake Recreation and participants in Bear Lake Recreations Private Placement, et al., desire to invest in the Licensee and to share in the profits of the Licensee.

          Now, therefore, it is agreed as follows:

1. License. The licensor grants to the Licensee the exclusive nontransferable right and license, with the right to grant sublicenses to third parties upon terms and conditions consistent with this Agreement, under Patents (hereinafter defined) and under Information (hereinafter defined) to manufacture, use, market and sell the "NetCaddy" based on the Invention throughout the United States, its territories and possessions. The exclusive right and license herein granted shall apply to all patent applications and letters patent, which the Licensor now owns or controls, or hereafter during the term of this Agreement owns or controls, and which relate to the Invention (hereinafter "Patents"), and to all information and documents, which the Licensor now owns or controls, or hereafter during the term of the Agreement owns or controls, and which relate to the Invention (hereinafter "Information").

2.   Representation of licensor. The Licensor represents the following:

     (a) that the Licensor, has the right to grant this exclusive license, and has not granted to any other person, firm, or corporation any right, license, shop right, or privilege thereunder;

3. Information. The Licensor shall furnish to the Licensee, or its nominees, all Information in the possession of Licensee. The Licensor shall not reveal the Invention or any Information to any other person without the approval of the Licensee.

4. Patents. All Patents and letters patent issued improvements to the Invention conceived or reduced to practice during the term of this Agreement shall be the exclusive property of the Licensor, subject to the License herein granted. The Licensee shall promptly prepare, file, and prosecute, in the name of the Licensor, but at the Licensee's expense, Patents and applications for letters patent of the United States for all improvements made by the Licensor during the term of this Agreement or hereafter made by the Licensee or sublicensees. The Licensor shall, without further consideration, at the request of the Licensee, do all acts necessary for obtaining, sustaining, reissuing, or extending Patents or any letters patent based on improvements to the Inventions and shall give testimony and otherwise provide evidence in cases of interference.

5. License Year. A license year shall be a period of one year on June 1 and ending on May 31 of the following year.

6.   Royalties. The Licensee shall pay and deliver to the Licensor:

     (a) $5,000 Thousand Dollars by certified check within 30 days of the execution of this Agreement;

     (b) Five Thousand of the Licensee's $0.001 par common shares, issued as fully paid and nonassessable, to be delivered upon the execution of this agreement;

     (c) Royalties equivalent to 75 percent of the EBITDA based on or using the Invention, Information or Patents which are manufactured by the Licensee or its sublicensees under this Agreement. Licensee agrees that the royalties pursuant to this Article 6, Paragraph (c) shall be paid to Licensor for each such NetCaddy even though the Information becomes generally available to third parties without restriction.

8. Payment of Royalties. The Licensee, and all sublicensees of Licensee under this Agreement, shall at all times keep an accurate account of all NetCaddy's which are the subject of this Agreement, shall render written statements thereof to the Licensor within 30 days after the end of each calendar quarter during the term of this Agreement, and shall pay to the Licensor with each such statement the amount of all royalties earned during the corresponding calendar quarter. The Licensor shall have the right, at its own expense, to have the Licensee's books examined for the purpose of verifying such royalty statements. In all sublicensing agreements, the Licensee shall procure for the Licensor a similar right to have the books of the sublicensee examined for the purpose of verifying royalty statements.

9. Investment. The Investors shall subscribe and pay for shares of the Licensee at $0.001 par value for $0.125 per share, for total gross proceeds of $40,000; as outlined in the Licensee's Private Placement Memorandum. Completion of the Licensee's Private Placement will be concurrent with the execution of this Agreement. Failure to fully subscribe and secure funds of $40,000, by the Licensee will negate this agreement. Failure to complete the private placement shall not result in any liability of Licensee to Licensor.

10.  Covenants of licensee. The Licensee covenants as follows:

     (a) The Licensee shall utilize best efforts to manufacture, market and promote the NetCaddy based on the Invention and to otherwise exercise the rights and licenses granted pursuant to this Agreement.

     (b) The Licensee shall utilize the funds received from the Investors exclusively for the purposes of manufacturing, marketing, selling, and otherwise commercializing the NetCaddy based on the Invention and any improvements thereto.

11. Term. This Agreement and the rights and licenses granted hereunder shall continue until the later of the expiration of the Patent or five years from the date first above written, subject to the following:

     (a) Once the Licensee has realized EBITDA of $60,000 based on or using the Invention, The Licensor may terminate this agreement for $5,000.

          (1) Subsequent to the execution of this option under Article 11, Section (a) of the Agreement, the Licensee will receive Royalties from the Licensor equal to 15 percent of EBITDA for a period of 25 years. Failure to comply within the scope of Article 8 will result in the reinstatement of this Agreement and forfeiture of the monies paid under Article 11, Section (a).

     (b) The Licensee may at any time, upon six months' written notice to the Licensor, terminate this Agreement and the rights and licenses granted hereunder, but without prejudice to the Licensor's right to collect monies due or to become due under this agreement.

     (c) If royalty payments to the Licensor are in arrears for 20 days after the due date, or if the Licensee defaults in performing any of the other provisions of this Agreement and such default continues for a period of 20 days, or if the Licensee is adjudicated a bankrupt or becomes insolvent, or enters into a composition with creditors, or if a receiver is appointed for it, then the Licensor shall have the right to terminate this Agreement upon giving written notice to the Licensee five days prior to the effective date of termination, and if the cause for such notice is not cured within the five days, then at the expiration of the five days the Agreement and all rights and licenses granted to the Licensee hereunder shall terminate, without prejudice to the Licensor's right to collect moneys due or to become due under this Agreement, and without prejudice to any other rights of the Licensor.

     (d) Upon termination of this Agreement for any cause, the Licensee shall duly account to the Licensor for all royalties within ten days of such termination, and shall immediately transfer to Licensor all rights which Licensee all rights which Licensee may possess in sublicenses, Patents, Information, trade names, and trademarks, relating to the Invention, and all rights and licenses granted to Licensee pursuant to this Agreement shall immediately terminate.

11. Infringement. The Licensee shall defend, at its own expense, all infringement suits that may be brought against it or its sublicensees based on or related to the manufacture, use, or sale of the NetCaddy based on or using the Invention. In the event any information is brought to the attention of the Licensor or Licensee that others without benefit of license are infringing any of the rights granted pursuant to this Agreement, Licensee shall, at its own expense, diligently prosecute all such infringers. In any of the foregoing suits, the Licensor shall, at the expense and at the request of the Licensee, give evidence and execute such documents as the Licensee may require, and the Licensor may, at Licensor's expense, be represented by counsel of its choice.

12. Notice. Any notice or payment required under this Agreement shall be addressed as follows:

                                    Shane Alcorn
                                    95641 Eggers Road
                                    Brookings, Oregon  97415

                                    Frank Gillen
                                    175 South Main St., Suite 1223
                                    Salt Lake City, Utah  84111

13. Assignment. The Licensee shall not have the right to assign this Agreement or any rights or licenses granted to Licensee hereunder without the prior written consent of the Licensor.

          In witness whereof the parties have executed this Agreement.


/S/ Frank Gillen

/S/ Shane Alcorn